HEI Exhibit 4
DESCRIPTION OF REGISTRANT’S SECURITIES
     Under its Amended and Restated Articles of Incorporation (the "Articles"), HEI is authorized to issue 200,000,000 shares of common stock without par value ("Common Stock") and 10,000,000 shares of preferred stock without par value ("Preferred Stock"). As of February 13, 2020, 108,973,328 shares of Common Stock were issued and outstanding and no shares of Preferred Stock were designated, issued or outstanding.
        The following is a description of the general terms and provisions of HEI's capital stock and does not purport to be complete and is subject to and qualified in its entirety by reference to the Articles and HEI's Amended and Restated Bylaws (the "Bylaws").
Common Stock
        General.    The outstanding shares of Common Stock, other than shares of restricted stock previously issued under HEI's 2010 Equity and Incentive Plan (as amended and restated) until such restrictions are satisfied, are fully paid and nonassessable. Additional shares of Common Stock, when issued pursuant to proper authorization, will be fully paid and nonassessable when the consideration for which HEI's Board of Directors authorizes their issuance has been received by HEI. The holders of Common Stock have no preemptive rights and there are no applicable conversion, redemption or sinking fund provisions.
        Common Stock is transferable at Broadridge Corporate Issuer Solutions, 51 Mercedes Way, Edgewood, NY  11717 or PO Box 1342, Brentwood, NY  11717. Shares of Common Stock may either be certificated or uncertificated.
        Dividend Rights and Limitations.    Stock and cash dividends may be issued and paid to the holders of Common Stock as and when declared by the Board of Directors, provided that, after giving effect to the payment of cash dividends, HEI is able to pay its debts as they become due in the usual course of its business and HEI's total assets are not less than the sum of its total liabilities plus the maximum amount that then would be payable in any liquidation in respect of all outstanding shares having preferential rights in liquidation. All shares of Common Stock are entitled to participate equally with respect to dividends.
        HEI is a legal entity separate and distinct from its various subsidiaries. As a holding company with no significant operations of its own, the principal sources of its funds are dividends or other distributions from its operating subsidiaries, borrowings and sales of equity. The ability of certain of HEI's direct and indirect subsidiaries to pay dividends or make other distributions to HEI, or to make loans or extend credit to or purchase assets from HEI, is subject to contractual, statutory and regulatory restrictions, including without limitation the provisions of an agreement with the PUC (pertaining to HEI's electric utility subsidiaries) and the minimum capital requirements imposed by law on ASB, as well as restrictions and limitations set forth in debt instruments, preferred stock resolutions and guarantees. HEI does not expect that the regulatory and contractual restrictions applicable to HEI or its direct or indirect subsidiaries will significantly affect HEI's ability to pay dividends on its Common Stock. See "Business-HEI Consolidated-Regulation" in HEI's Annual Report on Form 10-K for the year ended December 31, 2018 for a more complete description of the ability of certain of HEI's subsidiaries to pay dividends or make other distributions to HEI.
        Liquidation Rights.    In the event of any liquidation, dissolution, receivership, bankruptcy, disincorporation or winding-up of the affairs of HEI, voluntarily or involuntarily, holders of Common Stock are entitled to any assets of HEI available for distribution to HEI's stockholders after the payment in full of any amounts owing to its creditors and any preferential amounts to which holders of any Preferred Stock may be entitled. There are currently no shares of Preferred Stock outstanding. All shares of Common Stock will rank equally in the event of liquidation.
        Voting Rights.    Holders of Common Stock are entitled to one vote per share, subject to such limitation or loss of right as may be provided in resolutions which may be adopted by the Board of Directors of HEI from time to time creating series of Preferred Stock or otherwise. The annual meeting of shareholders is held on the date and at the time designated by the Board of Directors, or, if it does not act, by the Chairman of the Board of Directors, or, in the Chairman's absence or disability, by the President. A shareholder may bring business before the annual meeting only if the shareholder complies with the advance notice and other requirements specified in the Bylaws. A special meeting of shareholders can be called by the Board of Directors, the Chairman of the Board of Directors, the President or upon written demand of shareholders entitled under Hawaii law to make such a demand in the manner prescribed by Hawaii law and in accordance with the advance notice provisions in the Bylaws. At annual and special meetings of stockholders, the presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock constitutes a quorum, the election of directors requires a plurality of votes cast at a meeting at which a quorum is present and any other action may be approved at a meeting where a quorum is present and due notification of the proposed action has been given if the votes cast in favor of the action exceed the votes cast opposing the action, except (a) as otherwise required by law, (b) as provided in the Articles, (c) as provided in the Bylaws (including with respect to the amendment of certain provisions of the Bylaws) and/or (d) as may be provided in resolutions that may be adopted from time to time creating series of Preferred Stock or otherwise.

        Under the current Bylaws, the Board of Directors is to consist of not less than five nor more than eighteen members, with the Board of Directors having the authority to fix the exact number of directors so long as the number is not less than five nor more than eighteen. Nominations for election to the Board of Directors may be made only by or at the direction of the Board of Directors (or a duly authorized committee of the Board of Directors) or by a shareholder who meets the requirements specified in the Bylaws and complies with the advance notice provisions set forth in the Bylaws. So long as there are at least nine directors, one-third (as nearly as possible) of the total number of directors is elected at each annual meeting of stockholders and, under Hawaii law, no holder of Common Stock is entitled to cumulate votes in an election of directors so long as HEI shall have a class of equity securities registered pursuant to the Exchange Act that is listed on a national securities exchange or traded over-the-counter on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System. Under the Bylaws, directors may be removed from office at a special meeting of shareholders properly called for that purpose.
        Subject to compliance with any applicable advance notice provisions, the Bylaws may be amended by the affirmative vote of a majority of the entire Board of Directors, or at the annual meeting of shareholders or a special meeting of shareholders called for that purpose by the affirmative vote of a majority of shares represented and entitled to vote at such meeting, except that any provision of the Bylaws for which a greater vote is required by the Articles, the Bylaws or by law may itself be amended only by such greater vote. In addition, an amendment to the provisions in the Bylaws relating to (1) matters which may be properly brought before an annual meeting, (2) who may call a special meeting and matters which may be brought before a special meeting, (3) cumulative voting, (4) the number, the manner of fixing the number and the staggered terms of members of the Board of Directors, (5) removal of directors and (6) restricting the amendment of certain provisions of the Bylaws must in each case be approved either (a) by the affirmative vote of 80% of the shares entitled to vote generally with respect to the election of directors voting together as a single class or (b) by the affirmative vote of a majority of the entire Board of Directors plus a concurring vote of a majority of the "continuing directors" (as that term is defined in the Bylaws) voting separately and as a subclass of directors.
        The provisions of HEI's Bylaws referred to in the foregoing two paragraphs, and the statutory provisions referred to below, may have the effect of delaying, deferring or preventing a change in control of HEI.
Preferred Stock
        Preferred Stock may be authorized by the Board of Directors for issuance in one or more series, without action by stockholders and with such preferences, voting powers, restrictions and qualifications as may be fixed by resolution of the Board of Directors authorizing the issuance of those shares. Under current Hawaii law, all shares of a series of preferred stock must have preferences, limitations and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those of other series in the same class. Under the current Articles, there is no restriction on the repurchase or redemption of shares of Preferred Stock at a time when there is an arrearage in the payment of dividends or sinking fund installments.
        If and when authorized by the Board of Directors, Preferred Stock may be preferred as to dividends or in liquidation, or both, over the Common Stock. For example, the terms of the Preferred Stock, if and when authorized, could prohibit dividends on shares of Common Stock until all dividends and any mandatory redemptions have been paid with respect to shares of Preferred Stock. In addition, the Board of Directors may, without stockholder approval, issue Preferred Stock with voting and conversion rights which could adversely affect the voting power or economic rights of the holders of Common Stock. Issuance of Preferred Stock by HEI could thus have the effect of delaying, deferring or preventing a change of control of HEI.
Restriction on Purchases of Shares and Consequences of Substantial Holdings under Certain Hawaii and Federal Laws
        Provisions of Hawaii and federal law, some of which are described below, place restrictions on the acquisition of beneficial ownership of 5% or more of the voting power of HEI. The following does not purport to be a complete enumeration of all of these provisions, nor does it purport to be a complete description of the statutory provisions that are enumerated. Persons contemplating the acquisition of 5% or more of the issued and outstanding shares of HEI's Common Stock should consult with their legal and financial advisors concerning statutory and other restrictions on such acquisitions.
        The Hawaii Control Share Acquisition Act places restrictions on the acquisition of ranges of voting power (starting at 10% and at 10% intervals up to a majority) for the election of directors of HEI unless the acquiring person obtains approval of the acquisition, in the manner specified in the Hawaii Control Share Acquisition Act, by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote, exclusive of the shares beneficially owned by the acquiring person, and consummates the proposed control share acquisition within 180 days after shareholder approval. If such approval is not obtained, the statute provides that the shares acquired may not be voted for a period of one year from the date of acquisition, the shares will be nontransferable on HEI's books for one year after acquisition and HEI, during the one-year period, has the right to call the shares for redemption either at the prices at which the shares were acquired or at book value per share as of the last day of the fiscal quarter ended prior to the date of the call for redemption.

The Hawaii Corporate Take- Overs Act (the HCTA), generally applies to take-over offers made to residents of the State of Hawaii in cases where the offeror would become the beneficial owner of more than 10% of any class of equity securities of a target company, or where an offeror that already owns more than 10% of any class of equity securities of the target company would increase its beneficial ownership by more than 5%. Under the HCTA, no offeror may acquire from any Hawaii resident equity securities of a target company at any time within two years following the last purchase of securities pursuant to a take-over offer with respect to the same class of securities, including but not limited to acquisitions made by purchase, exchange, merger, consolidation, partial or complete liquidation, redemption, reverse stock split, recapitalization, reorganization, or any other similar transaction, unless the holders of the equity securities are afforded, at the time of the acquisition, a reasonable opportunity to dispose of the securities to the offeror upon substantially equivalent terms as those provided in the earlier take-over offer. The HCTA requires that any person making a covered take-over offer file a registration statement with the Hawaii Commissioner of Securities
        Under provisions of the Hawaii Business Corporation Act, subject to certain exceptions, HEI may not be a party to a merger or consolidation unless the merger or consolidation is approved by the holders of at least 75% of all of the issued and outstanding voting stock of HEI.
        Under provisions of Hawaii law regulating public utilities, not more than 25% of the issued and outstanding voting stock of certain public utility corporations, including Hawaiian Electric and its wholly owned electric utility subsidiaries, may be held, directly or indirectly, by any single foreign corporation or any single nonresident alien, or held by any person, without the prior approval of the Hawaii Public Utilities Commission ("PUC"). The acquisition of more than 25% of the issued and outstanding voting stock of HEI in one or more transactions might be deemed to result in the holding of more than 25% of the voting stock of its electric utility subsidiaries. In addition, HEI is subject to an agreement entered into with the PUC when Hawaiian Electric became a wholly-owned subsidiary of HEI. This agreement provides that the acquisition of HEI by a third party, whether by purchase, merger, consolidation or otherwise, requires the prior written approval of the PUC.
        Federal law restricts acquisitions of a federal savings bank and any entity considered to be its holding company by establishing thresholds of "control" the acquisition of which requires prior regulatory approval and by limiting the types of persons and entities eligible to acquire such control. The primary federal banking regulator of ASB historically was the Office of Thrift Supervision ("OTS"), but the OTS was abolished on July 21, 2011 and its supervisory and regulatory functions have been transferred to the Office of the Comptroller of the Currency ("OCC"). As a result of HEI's indirect ownership of ASB, both HEI and ASB Hawaii, Inc. ("ASBHI"), the direct parent corporation of ASB, are also subject to a certain degree of regulation as "unitary savings and loan holding companies" (i.e., companies which control one savings association). The supervision and regulation of HEI and ASBHI have been moved to the Federal Reserve Bank ("FRB") effective July 21, 2011. Since 1999, companies that engage in activities not permitted to financial services companies under federal law are not permitted to acquire control of a savings institution. Nonfinancial companies that owned savings institutions prior to May 4, 1999, such as HEI and ASBHI, however, are considered "grandfathered" so that HEI and its subsidiaries are able to continue to engage in their current activities and retain ownership of ASB. The effect of this prohibition therefore is that any acquisition of HEI by a third party is likely to require HEI to divest ASB or its assets and liabilities. The divestiture would be required to occur within a two year period following the FRB's approval of the acquisition of HEI. Federal law also limits the entities eligible to acquire ASB or its assets and liabilities generally to those that engage in activities permissible to bank and financial holding companies under the Bank Holding Company Act.
        The thresholds of "control" which will trigger the need for notice to the FRB and, in certain instances, prior FRB approval are set forth in federal statutes and FRB regulations. Generally, no existing savings and loan holding company may acquire direct or indirect ownership or control of more than 5% of the outstanding voting stock of a federal savings bank or its holding company without the prior written approval of the FRB. In addition, no other company or person may acquire control of a federal savings bank or savings and loan holding company, unless the FRB provides prior written approval. "Control" in this context means (i) the acquisition of, control of, or holding proxies representing, more than 25% of the voting shares of HEI or (ii) the power to control in any manner the election of a majority of the directors of HEI or (iii) the power, directly or indirectly, to exercise a controlling influence over the management or polices of HEI. A person that contributes more than 25% of the capital of HEI would also be deemed to control HEI. Moreover, under FRB regulations, one would be presumed to have acquired control if one acquires 10% or more of the voting shares of HEI, or, in some circumstances, more than 5% of such voting shares. Any company subject to a preliminary determination of control by the FRB because it triggered a control presumption or was deemed to have the power to exercise a controlling influence over HEI may contest the determination and request a hearing, may file an application to retain the control relationship or may propose a plan to the FRB for prompt termination of the control relationship. The FRB may also deem acquisitions of less than 25% of the voting shares of HEI to be passive and noncontrolling, on the condition that the investor enter into certain passivity commitments with the FRB.
Dividend Reinvestment and Stock Purchase Plan
        Any individual of legal age or entity is eligible to participate in the HEI Dividend Reinvestment and Stock Purchase Plan by making an initial cash investment in Common Stock, subject to applicable laws and regulations and the requirements of the plan. Holders of Common Stock, and holders of Preferred Stock of HEI's electric utility subsidiaries, may automatically reinvest some or all of their dividends to purchase additional shares of Common Stock at market prices (as defined in the plan). Participants in the plan may also purchase additional shares of Common Stock at market prices (as defined in the plan) by making cash contributions to the plan. HEI reserves the right to suspend, modify or terminate the plan at any time. Shares of Common Stock issued under the plan may either be newly issued shares or shares purchased by the plan on the open market. Participants do not pay brokerage commissions or service fees in connection with plan purchases.